Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-14010

                        TEVA PHARMACEUTICAL FINANCE N.V.

                     TEVA PHARMACEUTICAL INDUSTRIES LIMITED

                      SUPPLEMENT NO. 9 DATED JULY 25, 2003
                                       TO
                       PROSPECTUS DATED NOVEMBER 14, 2001
                                 AS SUPPLEMENTED
                                       BY
                    SUPPLEMENT NO. 1 DATED NOVEMBER 28, 2001,
                    SUPPLEMENT NO. 2 DATED JANUARY 15, 2002,
                     SUPPLEMENT NO. 3 DATED MARCH 22, 2002,
                     SUPPLEMENT NO. 4 DATED APRIL 25, 2002,
                   SUPPLEMENT NO. 5 DATED SEPTEMBER 11, 2002,
                     SUPPLEMENT NO. 6 DATED OCTOBER 9, 2002,
                     SUPPLEMENT NO. 7 DATED OCTOBER 23, 2002
                                       AND
                      SUPPLEMENT NO. 8 DATED JUNE 18, 2003

     This supplement is part of and should be read in conjunction with our prospectus dated November 14, 2001, as supplemented by Supplement No. 1 dated November 28, 2001, Supplement No. 2 dated January 15, 2002, Supplement No. 3 dated March 22, 2002, Supplement No. 4 dated April 25, 2002, Supplement No. 5 dated September 11, 2002, Supplement No. 6 dated October 9, 2002, Supplement No. 7 dated October 23, 2002 and Supplement No. 8 dated June 18, 2003 (as supplemented, the "Prospectus"). The information we present in this supplement supersedes similar information included in the Prospectus.

     We are supplementing the information under the caption "Selling Securityholders" to include a new Selling Securityholder and the number of Debentures and ADRs owned and offered thereby:

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                                                                           Principal
                                                                           Amount of
                                                                           Debentures
                                               ADRs Beneficially Owned     Owned and                     ADRs Beneficially Owned
                                                Before Offering (1)(2)      Offered          ADRs           After Offering (2)
Name and Address of Selling                    -----------------------       Hereby         Offered      -----------------------
Securityholder                                 Amount     Percentage(3)   (in $1,000s)     Hereby (1)    Amount   Percentage (3)
---------------------------                    -----      -------------   ------------     ----------    ------   --------------
Jeffries & Co. Inc.                            2,330           *               100          2,330           0           N/A
   Harborside Financial Center
   Suite 705, Plaza III
   Jersey City, New Jersey 07311

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(1) Assumes conversion of all of the selling securityholder's Debentures at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR) ), which gives effect of the 2-for-1 Teva ordinary share split effected December 10, 2002 (and the related split of ADRs of Teva).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 1.50% Convertible
Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR) ), which gives effect of the 2-for-1 Teva ordinary share split effected December 10, 2002 (and the related split of ADRs of Teva). Also includes, if applicable, conversion of all the selling security holder's Teva Pharmaceutical Finance
B.V. 0.375% Convertible Sensor Debentures due 2022 at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR), which gives effect of the 2-for-1 Teva ordinary share split effected December
10, 2002 (and the related split of ADRs of Teva).

(3) Except as noted, assumes that Debentures held by other holders are not converted.

*  Less than 1%